McGRAW HILL FINANCIAL REPORTS 2nd QUARTER RESULTS

Revenue Increased 17% (13% Organic)

Diluted EPS from Continuing Operations Increased 46% to $0.90

Adjusted Diluted EPS from Continuing Operations Increased 31% to $0.92

Adjusted Diluted EPS Guidance Increased to a Range of $3.15 to $3.25

CEO Transition Underway

Sale of Aviation Week Announced

New York, NY, July 25, 2013 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported second quarter 2013 results with revenue of $1.25 billion, an increase of 17% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $250 million and $0.90, respectively.

Excluding the impact of one-time costs related to the Growth and Value Plan, adjusted net income from continuing operations increased 28% to $257 million, and adjusted diluted earnings per share from continuing operations increased 31% to $0.92.

“Our second quarter results topped strong first quarter performance, contributing to a great first half for this new Company,” said Harold McGraw III, Chairman, President, and Chief Executive Officer of McGraw Hill Financial. “The exceptional growth that the Company reported is a testament to the strength of our benchmark brands, our focus on cost control, and the benefit of returning cash to shareholders through meaningful share repurchases.” He continued, “Over the years I have worked to upgrade our portfolio of assets and drive meaningful shareholder return to our investors. With the Board of Directors’ selection of Doug Peterson as my successor to be the Company’s next President and CEO, I am confident that Doug will continue to build this great Company while rewarding our shareholders. Doug is a talented leader with deep industry knowledge, regulatory experience, and most importantly, unquestionable integrity."

The Outlook: 2013 adjusted earnings per share guidance is increased to a range of $3.15 to $3.25 from $3.10 to $3.20. While the Company expects global issuance to remain generally robust, markets may demonstrate volatility due in part to evolving expectations for interest rates. In addition, investors should note that comparisons to prior year results become more difficult in the second half of the year.

Standard & Poor’s Ratings Services: Quarterly revenue increased 24% to $599 million compared to 2Q 2012, driven by strength in corporate issuance and bank loan ratings as well as continued recovery in U.S. structured finance issuance. Operating profit increased 34% to $277 million, driving a 300-plus basis point improvement in operating profit margin to 46%.

Transaction revenue grew 41% to $287 million compared to the same period last year. This was driven by a 31% increase in worldwide corporate issuance, an 85% increase in high-yield issuance, and strong bank loan ratings. In addition, U.S. structured finance continued to show improvement with a 12% increase in issuance driven by substantial growth in commercial mortgage-backed securities (CMBS) and collateralized debt obligations (primarily collateralized loan obligations). Weakness in European structured finance continued due to lower-cost alternative solutions, such as the Bank of England’s Funding for Lending Scheme.

During the quarter, non-transaction revenue increased 12% and represented 52% of Standard & Poor’s Ratings’ total revenue compared to 58% for the same period last year. Excluding the acquisition of Coalition, non-transaction revenue grew 9.9%. Non-transaction growth was driven primarily by entity credit ratings and ratings evaluation services, a telling sign that corporations that have either not issued debt or are contemplating capital structure changes could enter the bond market. In addition, a change in the structure of the billing of surveillance fees had a positive contribution to year-over-year growth.

Domestic revenue increased 23%, consistent with a 25% increase in international revenue. Foreign exchange rates had a negligible impact on revenue. International revenue represented 46% of Standard & Poor’s Ratings’ total second quarter revenue.

Tender for CRISIL Shares: On July 24, the Company initiated a voluntary tender offer for up to 15.7 million shares of CRISIL Limited, a publicly traded company in India. The tender will close on August 6. If the tender is fully subscribed, the Company’s ownership in CRISIL will increase from approximately 53% to 75%.

S&P Capital IQ: Revenue increased 3% to $287 million in the second quarter of 2013. The revenue benefit from recent acquisitions was offset by the wind down of several small products. Adjusted operating profit decreased 7% to $55 million due to continued investment in the expansion of products, content, and technology.

Among the benefits resulting from this investment was the creation of a new Portfolio Risk Solution, which was launched in June. This product delivers the only real-time, multi-asset portfolio risk system that enables internal and external collaboration, click-through transparency, and seamless access to the broad range of reference data and functionality offered within the Capital IQ Desktop.

Two key products, Capital IQ Desktop and RatingsXpress® led the organic revenue growth. With the successful integration of TheMarkets.com, the new combined number of Capital IQ Desktop users increased 16% over the past year to more than 54,000. When large enterprise accounts with broad-tiered pricing are excluded, the user growth was mid-single digit.

S&P Capital IQ’s international revenue increased by 2% to $97 million in the second quarter and represented 34% of the segment’s total revenue.

S&P Dow Jones Indices: Revenue increased 39% to $123 million in the second quarter of 2013. Excluding the revenue associated with the Dow Jones Indexes, revenue increased 6% to $94 million. Quarterly operating profit increased 43% to $80 million. McGraw Hill Financial’s share of the operating profit increased 6% to $60 million.

Assets under management in exchange-traded funds based on the S&P Dow Jones Indices reached $546 billion at the end of the quarter. Excluding the Dow Jones Indexes, quarter-ending assets under management increased 34% to $469 billion. Trading volume of exchange-traded derivatives, excluding the Dow Jones Indexes, increased 11%.

Revenue growth was partially mitigated by declines in revenue from mutual funds and modest growth in the data subscription business.

Commodities & Commercial Markets: Revenue increased 8% to $259 million. Operating profit increased by 16% to $83 million in the second quarter, compared to the same period last year.

Platts continued to deliver steady revenue growth, delivering a 14% increase to $137 million for the period. Petroleum, petrochemicals, metals, and agriculture all delivered double-digit growth. Within petroleum, licensing revenue from global trading services grew more than 50%.

Commercial Markets’ revenue increased 2%. J.D. Power delivered mid single-digit growth primarily from its strong Asian auto business. Aviation Week delivered high single-digit growth, primarily from the MRO Americas Show and the biennial Paris Air Show that took place in 2Q 2013.

Sale of Aviation Week: Yesterday, the Company announced a definitive agreement to sell Aviation Week to Penton. The sale continues the execution of the Company’s strategy of exiting non-core assets while investing in high-growth, high-margin benchmark businesses. We expect the transaction to close shortly.

DOJ Lawsuit:  On July 16, the Federal District Court in California issued a decision denying our motion to dismiss the Complaint. The Court’s decision was not on the merits of the case as the Court was required at this preliminary stage to accept as true all the factual allegations from the Complaint.  As the case proceeds, the Company will have the opportunity to demonstrate the independence of our ratings and the lack of merit to the Department of Justice’s Complaint.

State Attorneys General Actions: In June, the Judicial Panel on Multidistrict Litigation (JPML) transferred most of the pending State AG actions to a single Federal Judge in Manhattan. The Court will decide whether the State AG actions were properly removed to Federal Court. Oral argument on this issue is scheduled to be held on October 4.

Unallocated Expense: Unallocated expense includes corporate functions and centrally managed costs. Adjusted unallocated expense increased by 4% to $49 million in the second quarter.

Non-GAAP Adjustments to Continuing Operations: During the second quarter, approximately $10 million of pre-tax items were excluded from the adjusted results. These were Growth and Value Plan costs related to professional fees and outsourcing. These costs decreased from $24 million in the second quarter of 2012.

Share Repurchase: The Company initiated a $500 million accelerated share repurchase transaction on March 25. This plan will be completed this week and we will receive 0.7 million shares, bringing the total shares repurchased under the Accelerated Share Repurchase program to 9.3 million shares. The Company now has approximately 7.6 million shares remaining under the existing authorization from the Board of Directors and expects to continue share repurchases under this authorization.

Balance Sheet and Cash Flow: Cash and equivalents at the end of the second quarter were $1.9 billion, up from $760 million at the end of 2012. In the first half of the year, free cash flow from continuing operations was $145 million, a decrease of $32 million from the same period in 2012. The decline was impacted by legal settlements and the timing of tax payments.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit, adjusted unallocated expense and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 8.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter earnings results on a conference call scheduled for this morning, July 25, 2013, at 8:30 a.m. Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=4985594. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “McGraw Hill” and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 25, 2013. Domestic participants may call (800) 925-0608; international participants may call +1 (402) 220-3037 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy; the successful marketing of competitive products; and the effect of competitive products and pricing.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include: Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power, and McGraw Hill Construction. The Company has approximately 17,000 employees in 27 countries. Additional information is available at www.mhfi.com

Investor Relations: http://investor.mhfi.com

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Release issued: July 25, 2013

* * *

Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three and six months ended June 30, 2013 and 2012

(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2013	2012	% Change	2013	2012	% Change

Revenue	$1,250	$1,072	17%	$2,431	$2,108	15%
Expenses	814	764	6%	1,717	1,518	13%
Operating profit	436	308	42%	714	590	21%
Interest expense, net	16	21	(24)%	31	42	(26)%
Income from continuing operations before taxes on income	420	287	46%	683	548	25%
Provision for taxes on income	147	107	37%	236	205	15%
Income from continuing operations	273	180	52%	447	343	30%
Income (loss) from discontinued operations	4	40	(91)%	(27)	4	N/M
Gain on sale of discontinued operations	—	—	N/M	612	—	N/M
Discontinued operations, net of tax	4	40	(91)%	585	4	N/M
Net income	277	220	26%	1,032	347	N/M
Less: net income attributable to noncontrolling interests - continuing	(23)	(3)	N/M	(44)	(8)	N/M
Less: net (income) loss attributable to noncontrolling interests - discontinued	—	(1)	N/M	1	—	N/M
Net income attributable to McGraw Hill Financial, Inc.	$254	$216	18%	$989	$339	N/M

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$250	$177	42%	$403	$335	20%
Income from discontinued operations	4	39	(91)%	586	4	N/M
Net income	$254	$216	18%	$989	$339	N/M

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$0.91	$0.63	45%	$1.45	$1.20	21%
Diluted	$0.90	$0.62	46%	$1.43	$1.18	22%
Income from discontinued operations:
Basic	$0.01	$0.14	(90)%	$2.11	$0.02	N/M
Diluted	$0.01	$0.14	(90)%	$2.08	$0.01	N/M
Net income:
Basic	$0.93	$0.77	20%	$3.57	$1.22	N/M
Diluted	$0.91	$0.76	21%	$3.52	$1.19	N/M

Average number of common shares outstanding:
Basic	274.3	279.7		277.4	278.9
Diluted	278.3	285.3		281.3	284.5

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

June 30, 2013 and December 31, 2012

(dollars in millions)

(unaudited)	June 30,	December 31,
	2013	2012

Assets:
Cash and equivalents	$1,900	$760
Other current assets	1,207	1,199
Assets held for sale (a)	—	1,940
Total current assets	3,107	3,899
Property and equipment, net	340	368
Goodwill and other intangible assets, net	2,469	2,519
Other non-current assets	244	266
Total assets	$6,160	$7,052

Liabilities and Equity:
Short-term debt	$—	$457
Unearned revenue	1,284	1,229
Other current liabilities	1,111	1,317
Liabilities held for sale (a)	—	664
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	885	936
Total liabilities	4,079	5,402
Redeemable noncontrolling interest	810	810
Total equity	1,271	840
Total liabilities and equity	$6,160	$7,052

(a)	Includes McGraw-Hill Education as of December 31, 2012.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Six months ended June 30, 2013 and 2012

(dollars in millions)

(unaudited)	2013	2012

Operating Activities:
Net income from continuing operations	$447	$343
Adjustments to reconcile income from operations to cash provided by operating activities from continuing operations:
Depreciation (including amortization of technology projects)	45	45
Amortization of intangibles	25	20
Stock-based compensation	47	40
Other	27	30
Net changes in operating assets and liabilities	(365)	(259)
Cash provided by operating activities from continuing operations	226	219

Investing Activities:
Capital expenditures	(43)	(36)
Acquisitions, net of cash acquired	—	(148)
Changes in short-term investments	—	26
Cash used for investing activities from continuing operations	(43)	(158)

Financing Activities:
Repayments of short-term debt, net	(457)	—
Dividends paid to shareholders	(156)	(145)
Dividends and other payments paid to noncontrolling interests	(38)	(6)
Repurchase of treasury shares	(500)	—
Exercise of stock options and other	107	141
Cash used for financing activities from continuing operations	(1,044)	(10)
Effect of exchange rate changes on cash from continuing operations	(36)	(5)
Cash (used for) provided by continuing operations	(897)	46
Cash provided by (used for) discontinued operations	2,037	(144)
Net change in cash and equivalents	1,140	(98)
Cash and equivalents at beginning of period	760	835
Cash and equivalents at end of period	$1,900	$737

Exhibit 4

McGraw Hill Financial

Operating Results by Segment

Three and six months ended June 30, 2013 and 2012

(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$599	$483	24%	$1,161	$949	22%
S&P Capital IQ	287	277	3%	575	551	4%
S&P Dow Jones Indices	123	89	39%	238	168	42%
Commodities & Commercial Markets	259	240	8%	496	474	5%
Intersegment Elimination	(18)	(17)	(9)%	(39)	(34)	(13)%
Total revenue	$1,250	$1,072	17%	$2,431	$2,108	15%

	Segment Expenses			Segment Expenses
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$322	$275	17%	$625	$555	13%
S&P Capital IQ	232	219	6%	464	431	8%
S&P Dow Jones Indices	43	47	(8)%	91	81	12%
Commodities & Commercial Markets	176	169	4%	351	339	4%
Intersegment Elimination	(18)	(17)	(9)%	(39)	(34)	(13)%
Total segment expenses	$755	$693	9%	$1,492	$1,372	9%

	Operating Profit			Operating Profit
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$277	$208	34%	$536	$394	36%
S&P Capital IQ	55	58	(6)%	111	120	(8)%
S&P Dow Jones Indices	80	42	92%	147	87	68%
Commodities & Commercial Markets	83	71	16%	145	135	8%
Total operating segments	495	379	31%	939	736	28%
Unallocated expense	(59)	(71)	(17)%	(225)	(146)	54%
Total operating profit	$436	$308	42%	$714	$590	21%

Exhibit 5

McGraw Hill Financial

Operating Results by Segment - Reported vs. Performance

Three and six months ended June 30, 2013 and 2012

(dollars in millions, except per share amounts)

(unaudited)	2013				2012				%Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance
	Three Months
S&P Ratings	$277	$—		$277	$208	$—		$208	34%	34%
S&P Capital IQ	55	—		55	58	1		59	(6)%	(7)%
S&P Dow Jones Indices	80	—		80	42	14	c	56	92%	43%
Commodities & Commercial Markets	83	—		83	71	—		71	16%	16%
Segment operating profit	495	—		495	379	15		394	31%	26%
Unallocated expense	(59)	10	a	(49)	(71)	24	b	(47)	(17)%	4%
Operating profit	436	10		446	308	39		347	42%	29%
Interest expense, net	16	—		16	21	—		21	(24)%	(24)%
Income before taxes on income	420	10		430	287	39		326	46%	32%
Provision for taxes on income	147	3		150	107	15		122	37%	22%
Income from continuing operations	273	7		280	180	24		204	52%	37%
Income from discontinued operations	4	(4)		—	40	(40)		—	(91)%	N/M
Net income	277	3		280	220	(16)		204	26%	37%
Less: NCI net income - continuing	(23)	—		(23)	(3)	—		(3)	N/M	N/M
Less: NCI net income - discontinued	—	—		—	(1)	1		—	N/M	N/M
Net income - continuing	250	7		257	177	24		201	42%	28%
Net income - discontinued	4	(4)		—	39	(39)		—	(91)%	N/M
Net income attributable to MHFI	$254	$3		$257	$216	$(16)		$200	18%	29%

Diluted EPS - continuing	$0.90	$0.02		$0.92	$0.62	$0.08		$0.70	46%	31%
Diluted EPS - total	$0.91	$0.01		$0.92	$0.76	$(0.06)		$0.70	21%	32%

	Six Months
S&P Ratings	$536	$—		$536	$394	$—		$394	36%	36%
S&P Capital IQ	111	—		111	120	1		121	(8)%	(8)%
S&P Dow Jones Indices	147	—		147	87	14	c	101	68%	45%
Commodities & Commercial Markets	145	—		145	135	—		135	8%	7%
Segment operating profit	939	—		939	736	15		751	28%	25%
Unallocated expense	(225)	131	a	(94)	(146)	53	b	(93)	54%	1%
Operating profit	714	131		845	590	68		658	21%	28%
Interest expense, net	31	—		31	42	—		42	(26)%	(26)%
Income before taxes on income	683	131		814	548	68		616	25%	32%
Provision for taxes on income	236	49		285	205	26		231	15%	22%
Income from continuing operations	447	82		529	343	42		385	30%	37%
Income from discontinued operations	585	(585)		—	4	(4)		—	N/M	N/M
Net income	1,032	(503)		529	347	38		385	N/M	37%
Less: NCI net income - continuing	(44)	—		(44)	(8)	—		(8)	N/M	N/M
Less: NCI net loss - discontinued	1	(1)		—	—	—		—	N/M	N/M
Net income - continuing	403	82		485	335	42		377	21%	29%
Net income - discontinued	586	(586)		—	4	(4)		—	N/M	N/M
Net income attributable to MHFI	$989	$(504)		$485	$339	$38		$377	N/M	29%

Diluted EPS - continuing	$1.43	$0.29		$1.72	$1.18	$0.15		$1.32	22%	30%
Diluted EPS - total	$3.52	$(1.79)		$1.72	$1.19	$0.13		$1.32	N/M	30%

N/M - not meaningful

Note - Totals presented may not sum due to rounding

(a)	Includes remaining costs from the completion of our Growth and Value Plan necessary to enable the separation of MHE, which primarily includes professional fees and other non-recurring costs. The six months also includes pre-tax legal settlements of approximately $77 million.

(b)	Includes Growth and Value Plan related costs necessary to enable the separation of MHE and reduce our cost structure, which primarily includes professional fees and severance charges, and for the six months also includes a charge related to a reduction in our lease commitments.

(c)	Transaction costs associated with our S&P Dow Jones LLC joint venture.

Exhibit 6

McGraw Hill Financial

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

Three and six months ended June 30, 2013 and 2012

(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2013	2012	% Change	2013	2012	% Change
	Three Months
S&P Ratings (a)	$312	$280	12%	$287	$203	41%
S&P Capital IQ (b)	260	251	4%	27	26	2%
S&P Dow Jones Indices (c)	26	19	40%	97	70	38%
Commodities Markets(d)	123	109	12%	14	11	28%
Commercial Markets (e)	38	38	—%	84	82	3%
Intersegment elimination	(18)	(17)	9%	—	—
Total	$741	$680	9%	$509	$392	30%

	Six Months
S&P Ratings (a)	$610	$552	10%	$551	$397	39%
S&P Capital IQ (b)	520	498	4%	55	53	4%
S&P Dow Jones Indices (c)	51	37	38%	187	131	43%
Commodities Markets(d)	242	219	11%	25	20	23%
Commercial Markets (e)	76	76	—%	153	159	(4)%
Intersegment elimination	(39)	(34)	13%	—	—
Total	$1,460	$1,348	8%	$971	$760	28%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $18 million and $35 million for the three and six months ended June 30, 2013, respectively, and $17 million and $34 million for three and six months ended June 30, 2012, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ platform, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue is related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue is related to Platts real-time news, market data, and price assessments, along with other print and digital information products, while non-subscription revenue is related to consulting engagements, events, and transactional activity related to licensing.

(e)	Subscription revenue is related to print and digital information products primarily serving the automotive, construction, aerospace and defense markets, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

McGraw Hill Financial

 Domestic vs. International Revenue

Three and six months ended June 30, 2013 and 2012

(dollars in millions)

(unaudited)	Domestic			International
	2013	2012	% Change	2013	2012	% Change
	Three Months
S&P Ratings	$323	$263	23%	$276	$220	25%
S&P Capital IQ	190	182	4%	97	95	2%
S&P Dow Jones Indices	99	69	42%	24	20	25%
Commodities Markets	55	48	13%	82	72	14%
Commercial Markets	92	96	(4)%	30	24	28%
Intersegment elimination	(9)	(10)	(5)%	(9)	(7)	27%
Total	$750	$648	16%	$500	$424	18%

	Six Months
S&P Ratings	$637	$510	25%	$524	$439	19%
S&P Capital IQ	380	368	3%	195	183	7%
S&P Dow Jones Indices	187	129	46%	51	39	29%
Commodities Markets	104	95	9%	163	144	13%
Commercial Markets	174	185	(6)%	55	50	9%
Intersegment elimination	(21)	(20)	3%	(18)	(14)	28%
Total	$1,461	$1,267	15%	$970	$841	15%

Exhibit 8

McGraw Hill Financial

Non-GAAP Financial Information

Three and six months ended June 30, 2013 and 2012

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Six Months
	2013	2012
Cash provided by operating activities	$226	$219
Capital expenditures	(43)	(36)
Dividends and other payments paid to noncontrolling interests	(38)	(6)
Free cash flow	$145	$177

Adjusted S&P Capital IQ Revenue

(unaudited)	Three Months			Six Months
	2013	2012	% Change	2013	2012	% Change
S&P Capital IQ	$287	$277	3%	$575	$551	4%
Acquisitions (QuantHouse and CMA)	(8)	(4)		(16)	(4)
Product closures	—	(4)		(2)	(9)
Adjusted S&P Capital IQ	$279	$269	3%	$557	$538	3%

Adjusted S&P Dow Jones Indices Revenue

(unaudited)	Three Months			Six Months
	2013	2012	% Change	2013	2012	% Change
S&P Dow Jones Indices	$123	$89	39%	$238	$168	42%
Dow Jones Indices	(29)	—		(58)	—
Adjusted S&P Dow Jones Indices	$94	$89	6%	$180	$168	7%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2013	2012	% Change	2013	2012	% Change
Operating profit	$80	$56	43%	$147	$101	45%
Operating profit attributable to NCI	20	—		38	—
Net operating profit	$60	$56	6%	$109	$101	6%